Exhibit 99.2

Intro: Brent Stringham

Good afternoon everyone and thank you for joining our fiscal first quarter earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, we may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from current expectations.

We encourage you to review the cautionary statements and risk factors contained in today’s earnings release, which was furnished to the SEC and is available on our website, and other SEC filings such as our 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Additionally, during the call, we will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare (Section 1):

Thanks, Brent, and thank you, everyone, for joining today’s call.

We entered fiscal 2027 from a position of strength, and our first-quarter results reflect that momentum. Revenue grew over 8% year-over-year to $32.4 million, non-GAAP gross margin expanded above 45%, and non-GAAP net income increased 50% to $2.2 million, or $0.05 per share, reflecting continued solid execution across the business.

Embedded IoT Solutions revenue grew 37% year-over-year in the first quarter, driven by continued strength in unmanned systems, a high-growth market where our edge compute platforms are gaining traction. We remain on track for unmanned systems to comprise approximately 15% to 20% of total revenue this fiscal year.

Our confidence is supported by new design wins across a growing number of applications. As an enabling technology provider, we're positioned to participate in multiple customer programs and platforms rather than relying on the success of any single deployment.

Combined with our status as a Western supplier and our NDAA- and TAA-compliant solutions, this positions Lantronix as a long-term platform partner.

Reinforcing that platform position, we added our Open-Q 8550CS SOM to the Blue UAS Framework last month, which identifies vetted components for use in unmanned aircraft systems. This is a key competitive differentiator and gives customers an independently vetted compute platform that simplifies qualification and accelerates deployment.

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For current and prospective customers, this reduces qualification complexity and program risk while strengthening our position as a trusted technology partner. It also lays the foundation for bringing additional Blue UAS-ready platforms to market.

Building on that momentum, we recently launched Spotter at AUSA in Washington, D.C., where we also met with existing and prospective partners. Spotter brings edge AI compute, vision processing, sensor fusion and vehicle flight control onto one low-power board. By consolidating functions that OEMs might otherwise source and integrate separately, it can simplify system development for autonomous drones and robotics.

Instead of piecing together separate flight controllers, vision boards, and compute units, OEMs get an all-in-one, off-the-shelf reference and deployment platform that supports open-source robotics stacks. Importantly, the underlying technology also positions us to address unmanned systems beyond our current drone class across air, sea and ground.

Beyond the hardware, our deep camera and software integration expertise gives us another key competitive advantage. Advanced computer vision and autonomous platforms require more than processing power. Customers need cameras and sensors to work together reliably – not just connect to a processor. We bring years of experience tuning cameras, fusing sensors, and integrating complex software for demanding imaging and vision applications. Our work across the software stack allows us to integrate a range of customer-selected sensors.

This creates opportunities for high-margin engineering services and software revenue as their programs evolve. When a customer designs a Lantronix SOM into their platform and integrates our custom firmware and software, we become deeply embedded in their product architecture, supporting longer-term customer relationships and next-generation platforms across both commercial and defense markets.

We're also seeing new opportunities in counter-UAS applications, where operators are increasingly repurposing low-cost First-Person View, or FPV, drones to detect and intercept hostile drones. These missions require onboard compute to process sensor data and support real-time, edge-based decision-making, including in contested environments, directly supporting our NDAA-compliant platforms.

We’re also seeing increasing traction in unmanned systems outside North America, with activity progressing across Eastern Europe, Australia, and Japan.

Importantly, the opportunity for our technology extends well beyond drones and defense. We're increasingly leveraging these same capabilities across commercial and industrial computer vision applications, and we're seeing that traction translate into new design wins.

Two recent wins for our edge compute solutions highlight this expanding opportunity. The first is with Trimble, where we power their advanced surveying equipment that incorporates multiple cameras and laser technology. The second is with a leading provider of jobsite security solutions, where our solution enables smart security cameras providing 360-degree jobsite intelligence.

Both opportunities highlight the importance of delivering high-performance computing in compact form factors. Our technology helps customers extend battery life and reduce operating costs while directly supporting jobsite security and safety.

In addition, we’re providing higher-margin design services for this engagement, driven by our deep knowledge and expertise in computer vision, expanding the opportunity beyond the hardware.

Together, these wins show how we're translating our unmanned-systems success into opportunities across adjacent markets. The same computing capabilities driving our success in unmanned systems are increasingly relevant across industrial, construction, and other edge AI applications, expanding our addressable market and creating additional pathways for growth.

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Turning to IoT System Solutions, we’re expecting sequential revenue growth driven by strength in our networking products, supported by improving order trends.

In out-of-band management, we're building on our SambaNova win and seeing growing interest from other customers deploying AI infrastructure. As these deployments expand, reliable remote access to critical networking and compute equipment is becoming increasingly important, particularly when primary networks are unavailable. We believe this is a broader opportunity for our out-of-band solutions as customers manage more complex AI and data center environments while reducing costly on-site service visits.

Turning to critical infrastructure and software and services, we closed the Nero Global acquisition during the first quarter.

Importantly, Nero's high-margin recurring revenue has increased our software and services mix to more than 10% of total company revenue on a pro forma basis, further advancing our strategy of building a more predictable, higher-margin revenue base.

Finally, before turning the call over to Brent, I’d like to highlight a couple of additional steps we're taking to strengthen our position across key markets, including adding relevant expertise to our Board and expanding our engagement with industry and government stakeholders.

We recently welcomed Jason Lamb as an independent director. Jason is a former U.S. Navy SEAL officer and defense technology executive, with over 20 years of experience across special operations, technology development, and investing. His perspective at the intersection of national security, autonomous systems and commercialization will be valuable as we scale our unmanned systems business.

Alongside this addition to our Board, we're also taking steps to strengthen our presence in Washington and deepen our engagement with government and industry stakeholders. We've engaged a government advocacy firm to elevate Lantronix's profile and increase awareness of our broader portfolio of differentiated technologies and solutions, including the edge compute and networking products we provide to federal customers.

In summary, I am encouraged by our strong start to fiscal 2027. Our success in unmanned systems continues to validate our technology and execution, while new design wins in computer vision and other intelligent edge applications demonstrate the opportunity to extend that success into additional markets.

And, with software and services above 10% of pro forma revenue, we benefit from more predictable, higher-quality revenue.

With that, I’ll turn the call back to Brent to cover the financial results.

Brent Stringham:

Thanks, Saleel.

As we mentioned, our business is off to a strong start as we begin fiscal 2027. I’ll start by discussing our first-quarter financial results, including key drivers of our performance, and then provide our outlook for the second quarter ending December 31, 2026.

Revenue for the first quarter was $32.4 million, up sequentially and year over year. The growth in our Embedded products was driven by strength in our compute family, with unmanned systems revenue performing strongly this quarter.

IoT Systems Solutions was softer sequentially in the first quarter, although we continue to see encouraging demand indicators in parts of the business, specifically around networking and enterprise AI.

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It's also important to put the year-over-year comparison in context. Last year’s results benefited primarily from meaningful shipments to our lead Tier-1 mobile network operator customer. As we’ve previously discussed, those volume shipments were substantially completed several quarters ago.

Turning to our gross margins…

GAAP gross margin for the first quarter was 44.8%, up from 43.7% in the prior quarter and flat with Q1 last year. On a non-GAAP basis, gross margin was 45.3%, up from 44.1% in the prior quarter, and consistent with the year-ago period.

Although our product mix this quarter was more heavily weighted toward our embedded solutions and compute products, gross margins improved sequentially, reflecting higher-margin recurring revenue from Nero, operational initiatives and disciplined cost management. Based on these trends and our forecasted product mix, we expect gross margins to remain at or near recent levels in the near term.

As we discussed in last quarter’s call, we continue to monitor our overall supply environment, where demand from AI infrastructure and data centers is pressuring memory availability and pricing across the embedded-compute market. This remains an industry-wide dynamic. Through our production model and diversified manufacturing partnerships, we believe we are well-positioned with our supply needs over the near and medium term.

Looking at our expenses and profitability…

GAAP operating expenses in the first quarter of fiscal 2027 were $15.1 million, up from $14.0 million in the prior quarter and nearly flat versus the year-ago quarter. On a sequential basis, we saw a predictable uptick in our GAAP Opex driven by (i) stock-based compensation, (ii) amortization of new intangibles and acquisition expenses from the Nero acquisition, as well as (iii) modest increases in certain go-to-market and R&D costs.

GAAP net loss for the first quarter of fiscal 2027 was $463 thousand, or 1 cent per share, compared to GAAP net loss of $1.4 million, or 4 cents per share, in the year-ago quarter. On a non-GAAP basis, net income was $2.2 million, or 5 cents per share, an improvement compared to $1.8 million, or 4 cents per share, in the prior quarter, and $1.5 million, or 4 cents per share, in the year-ago quarter.

Turing to our balance sheet…

In the fourth quarter of fiscal 2026, we raised a little over $44 million in net proceeds through our public and ATM offerings. We continue to focus on efficiently allocating capital in R&D, go-to-market, and strategic M&A in a disciplined and opportunistic manner. Additionally, as of the current quarter-end we have invested a portion of the proceeds into highly liquid, government-backed short-term marketable securities to improve the yield on these assets.

During the current quarter we outlaid approximately $10.3 million for the purchase of Nero Global Tracking, with the $1.3 million remaining purchase price expected to be paid before the end of December 2026. As of September 30, 2026, our total cash and cash equivalents plus short-term marketable securities approximated $51.5 million.

During the current quarter, our net inventories increased from approximately $26 million as of June 30, 2026, to $31 million as of September 30, 2026. This reflects a strategic decision we made in anticipation of extended lead times, to place orders for SOMs and memory, as well as to build buffer stock, positioning us to meet expected demand in upcoming quarters.

Finally, let me provide our outlook for the second quarter of our fiscal 2027, which ends December 31, 2026:

•	We expect revenue to be in the range of $32.5 million to $34.5 million, reflecting double-digit year-over-year growth.
•	Non-GAAP net income is expected to be in the range of $1.8 million to $2.7 million, or $0.04 to $0.06 cents per share.

With that, I’ll now turn it back to Saleel for closing remarks.

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Saleel Awsare (Section 2):

Thanks, Brent.

In closing, we’re off to a solid start to fiscal 2027. We grew revenue over 8% year-over-year and non-GAAP net income increased 50%.

We continue to execute on our strategic transformation, advancing further up the technology stack and combining compute, connectivity, computer vision, Physical AI, and software and services to create differentiated, higher-value solutions at the intelligent edge.

Our success in unmanned systems is increasingly catalyzing expansion into adjacent growth markets, including industrial automation, autonomous robotics, and edge AI applications. We believe our capabilities position us to capture a growing share of these large and expanding opportunities.

We're also strengthening our software and services portfolio, which is helping us build deeper customer relationships, increase recurring revenue, and improve the predictability and quality of our business over time.

While it's still early in the fiscal year, continued execution, the diversity of our business, and a growing pipeline of customer opportunities reinforce our confidence in the trajectory of the business. We believe we're well positioned to deliver double-digit revenue growth this year while continuing to build a more scalable and profitable company.

With that, operator, let's open the line for questions.

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